December 9, 2019

Mr. Robert Martens
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[* * * * *]

Dear Rob:

Congratulations! On December 5, 2019 Allegion's Board of Directors approved your appointment as Senior Vice President - Chief Innovation and Design Officer, reporting to me effective December 5, 2019.

The compensation, benefits and other aspects of your offer are outlined below and will become effective on the date that you transition to this new role:

1.Your base salary will be set at an annual rate of $325,000, which will be paid biweekly.

2.You will remain eligible to participate in the Allegion Corporate - Annual Incentive Plan ("AIP"). Your annual opportunity will remain at 50% of your base salary. The actual award that you may receive can range from 0% to 200% of the targeted amount depending upon your performance and the performance of Allegion.

3.Your annual Allegion equity award target will increase from $150,000 to $400,000 and your award will be delivered in the form of performance share units, restricted stock units and stock options.

4.You will continue to be eligible to participate in all applicable benefit programs offered to Allegion salaried employees in accordance with the terms and conditions of those programs including qualified and non-qualified 401k plans.

5.You will be eligible to participate in the following programs offered to Officers of Allegion:

a.Financial Counseling: You will continue to be eligible for reimbursement of tax, estate and financial planning services. The amount will increase from $10,000 to $12,000 per year.

b.Executive Health Program: You will remain eligible to participate in the executive healthcare reimbursement program in an amount not to exceed $2,000 annually.

6.You will continue to be eligible for unlimited Paid Time Off (PTO) per our policy.

7.Based on your role in Allegion, you are restricted from transactions involving Company securities (for example, exercising options, or buying or selling ordinary shares or debt securities on the open market) except during designated window periods. Furthermore, you will be required to comply with the Allegion stock ownership requirements, which is $650,000 (2 times your annual base salary) for your role.

This offer is contingent upon your acceptance of the Proprietary Information agreement and Non-Compete agreement. To accept this offer, please sign the Proprietary Information agreement, Non-Compete agreement and this letter as indicated under the Candidate Acceptance section below; and return these materials to Shelley Meador, SVP - Human Resources & Communications.

Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an "employment at-will" relationship. This means that the employment relationship may be terminated with or without cause and with or without notice at any time by you or Allegion. Allegion reserves the right to modify or amend the terms of your employment at any time for any reason. This document does not create an express or implied contract of employment.

Rob, we believe that you will continue to make a significant contribution to Allegion and look forward to receiving your acceptance.

Sincerely,

Dave Petratis
Chairman, President and Chief Executive Officer

cc: Shelley Meador

Attachments:
•Proprietary Information Agreement
•Non-Compete Agreement

CANDIDATE ACCEPTANCE

I accept your offer of employment with Allegion as Senior Vice President - Chief Innovation and Design Officer and agree to the conditions in the offer letter.

/s/ Robert Martens                    2/23/2020
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Robert Martens                     Date